Exhibit 10.1

Amended and Restated EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is dated and is effective as of January 1, 2024 (the “Effective Date”) by and between DecisionPoint Systems, Inc., a company organized under the laws of the State of Delaware (the “Company”) and Steven Smith (the “Executive”).

WHEREAS, pursuant to that certain Employment Agreement dated as of April 11, 2016 by and between the Company and the Executive, as amended by that certain Amended Employment Agreement dated effective as of March 25, 2019 and as further amended by that certain Second Amended Employment Agreement (collectively, the “Original Agreement”), the Executive has been employed by the Company as set forth therein;

WHEREAS, the Company and the Executive now desire to amend, restate, supersede and replace the Original Employment Agreement;

WHEREAS, as of the Effective Date, the Company desires to continue to employ the Executive and the Executive desires to accept such employment on the terms and conditions contained herein; and

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Term of Employment.

Subject to the provisions of Section 5 of this Agreement, the Executive shall be employed by the Company for a period commencing on the Effective Date and ending December 31, 2027 (the “Initial Term”), unless the Company and the Executive mutually agree in writing to extend the employment period for additional one-year extensions (each a “Renewal Term” and with the entire period of employment collectively being the “Term”), or unless terminated sooner pursuant to the terms of this Agreement.

2. Position.

(a) Duties. The principal duties of the Executive shall be to serve in the position of Chief Executive Officer, with the authority, duties and responsibilities assigned to the Executive by the Company’s Board of Directors (the “Board”), to whom the Executive shall report, and. As Chief Executive Officer, the Executive shall render full time services to the Company as the principal executive officer of the Company and shall be responsible for all aspects of the business of the Company, all subject to the direction and control of the Board. Responsibilities will include duties as would be consistent and normally associated with Chief Executive Officers in corporations of similar size and nature to the Company, and to render such other services as are reasonably necessary or desirable to protect and advance the best interests of the Company. The Executive shall primarily perform his duties from an office location in Delray Beach, Florida.

(b) Devotion of Time to Company’s Business. The Executive shall use his best efforts, skills, and abilities to promote and protect the interests of the Company and devote substantially all of his working time and energies to the business and affairs of the Company. Notwithstanding anything to the contrary contained herein, the Executive (i) may serve on the board(s) of additional companies or organizations and receive compensation for such services rendered and (ii) may engage in charitable, civic, fraternal, professional and trade association activities, provided that in each such case the activities engaged in by the Executive do not create a conflict of interest, materially interfere with the Executive’s primary obligations to the Company and do not materially reduce the amount of the Executive’s working time devoted to the business and affairs of the Company.

(c) Company Rules, Policies and Regulations. The Executive shall, at all times, conduct himself in a professional manner and adhere to the standards, ethical obligations, rules, policies, regulations and procedures of the Company which are presently in force, or which may be established from time to time by the Company. The Executive shall take no intentional action that violates any law, rule or regulation whatsoever while acting in his capacity as an employee.

3. Compensation and Benefits.

(a) Base Salary. The Company shall pay the Executive an annualized gross salary of (i) $477,405.00; (ii) $511,500.00 for calendar year 2025; (iii) $547,500.00 for calendar year 2026; and (iv) $586,000.00 for calendar year 2027 (the “Base Salary”) which shall be payable in accordance with the standard payroll practices of the Company (subject to such withholdings and other customary deductions as may be required by law) for his services pursuant to this Agreement. The Base Salary may be evaluated and adjusted by the Board and its Compensation Committee; provided that the Company will not decrease the Executive’s Base Salary except where such decrease is made in connection with an across-the-board salary reduction affecting similarly situated executives of the Company. Any such adjustment shall then be the Base Salary for purposes of this Agreement.

(b) Additional Compensation. The Executive shall be eligible to receive an annual bonus for each calendar year during the Term (the “Annual Bonus” and, together with the Base Salary, the “Annual Compensation”). For the first year of the Term, the Annual Bonus shall be determined as set forth on Exhibit A attached hereto and made a part hereof. For each year of the Term following the first year, the target Annual Bonus will be a minimum of ninety percent (90%) of the then-current Base Salary and will be based on the achievement of certain metrics as mutually agreed upon each year between the Compensation Committee and the Executive, which metrics will include, but not be limited to, gross revenue and EBITDA targets. The Annual Bonus shall be structured and/or paid in a manner that is either not subject to, or complies with, the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (“Code”).

(c) Restricted Stock Units. As soon as practicable following the Effective Date of this Agreement, the Executive will be granted 300,000 Restricted Stock Units (“RSUs”) under and in accordance with the 2014 Amended Equity Plan (“2014 EIP”), along with terms and conditions as may be set forth in the applicable award agreement. Such award of RSUs, if any, is conditioned on and subject to the approval by the Board. The RSUs will be subject to vesting such that 100,000 RSUs will vest on each of January 1, 2025, January 1, 2026 and January 1, 2027 provided that the Executive’s employment hereunder has not terminated for any reason on each vesting date. Additionally, the RSUs will become one hundred percent (100%) vested in the event of a change in control of the Company (change in control as defined in the 2014 EIP), provided that the Executive’s employment hereunder has not terminated for any reason on or prior to the closing date of a change in control of the Company (change in control as defined in the 2014 EIP). The Executive agrees to execute the applicable award agreement evidencing the grant of the RSUs upon receipt of it, along with the execution of any other required documents evidencing such RSUs, as may be required of other executives at his level of authority.

(d) Withholding. All salaries, bonuses and other benefits payable to the Executive shall be subject to payroll and withholding taxes as may be required by law.

4. Employee Benefits; Business Expenses.

(a) Employee Benefits. During the Term, the Executive and his dependents shall be entitled to participate in the Company’s healthcare plans, welfare benefit plans, fringe benefit plans and any qualified or non-qualified retirement plans as in effect from time to time (collectively, the “Employee Benefits”), on the same basis as those benefits are made available to the other senior executives of the Company, in accordance with the Company policy as in effect from time to time and in accordance with the terms of the applicable plan documents (if any). The Company reserves the right to cancel, amend, and/or change the benefit plans or programs it offers to its employees at any time.

(b) Vacation; Perquisites. The Executive shall be entitled to four (4) weeks of paid vacation per calendar year. During the Term, the Executive shall be entitled to receive such perquisites as are made available to other senior executives of the Company in accordance with Company policies as in effect from time to time.

(c) Expenses. The Executive shall be entitled to reimbursement for reasonable and necessary business expenses incurred by the Executive in the performance of his duties and responsibilities hereunder, in accordance with the Company’s reimbursement and expenses policies, as in effect from time to time.

5. Termination.

(a) Definitions. For purposes of this Agreement:

“Cause” shall mean one or more of the following: (i) the Executive’s commission of any material act that constitutes fraud, embezzlement or misappropriation of assets directed at the Company or any of its affiliates; (ii) the Executive’s material breach of any fiduciary duty owed to the Company or any of its affiliates; (iii) the Executive’s indictment or conviction of, or plea of guilty or nolo contendere to, a crime; (iv) the Executive’s material breach of this Agreement, or a material violation by the Executive of any of the Company’s written policies applicable to the Executive from time to time in effect; (v) the Executive’s willful or gross neglect of the Executive’s duties under this Agreement, including, but not limited to, the Executive’s intentional or material failure to perform reasonably assigned duties by the Board that are consistent with the Executive’s positions as the Chief Executive Officer; (vi) any intentional act or failure to act by the Executive that injures or would reasonably be expected to injure (monetarily or otherwise), in any material respect, the reputation, the business or a business relationship of the Company or any of its affiliates; or (vii) drug and/or alcohol use that materially impairs the Executive’s ability to perform the Executive’s job duties. Notwithstanding the foregoing, in any instance reasonably capable of cure, Cause will not exist unless the Company first provides the Executive with fourteen (14) days’ prior written notice, and the Executive fails to cure the identified deficiencies to the Company’s reasonable satisfaction within that period; provided, however, that once the Company has given the Executive notice and opportunity to cure in accordance with this subsection, if the Executive subsequently violates this subsection in a comparable manner, the Company may, in its sole discretion, terminate the Executive’s employment without providing the Executive an additional opportunity to cure. The Parties further agree that conduct falling under provisions (i), (iii) and (vi) is not reasonably capable to cure.

“Change of Control” means (i) the consummation of a merger of consolidation of the Company with or into another entity or any other corporate reorganization, of fifty percent (50%) or more of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation, or other reorganization; (ii) a change in ownership or control of the Company after the date hereof, effected through the direct or indirect acquisition by any person or related group of persons of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities; (iii) the sale, transfer or other disposition of all or substantially all of the Company’s assets; or (iv) the liquidation or dissolution of the Company (other thana liquidation or dissolution occurring upon a merger or dissolution thereof).

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to occur if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Date of Termination” shall mean the date the Notice of Termination is given to the respective party; provided, however, that with respect to a termination for Cause by the Company, the Date of Termination shall not occur prior to the expiration of any applicable cure period.

“Disability” shall mean the Executive has become physically or mentally incapacitated and is therefore unable, or reasonably anticipated to be unable, to perform the essential functions of the Executive’s job for a period of twelve (12) weeks or more during any rolling twelve (12) month period. If there is disagreement as to whether the Executive is reasonably anticipated to have a Disability as defined herein, such dispute shall be resolved in a written opinion provided by a qualified independent physician mutually acceptable to the Executive (or the Executive’s legal representative) and the Company. If the Executive (or the Executive’s legal representative) and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of whether the Executive has a Disability, as made in writing to the Company and the Executive by such physician(s), shall be final and conclusive for all purposes of this Agreement.

“Good Reason” shall mean one of the following circumstances or conditions, in each case without the consent of the Executive, after which the Executive resigns within six months following the initial existence of the circumstance or condition: (i) any action or inaction that constitutes a material breach by the Company of this Agreement; (ii) a material reduction of the duties, responsibilities or authority of the Executive; (iii) a material diminution in the budget over which the Executive retains authority; or (iv) other than travel as reasonably required to perform the Executive’s duties, a change in the geographic location at which the Executive must perform his services to a location which is greater than fifty (50) miles from the Executive’s principal residence; provided, that the Company shall have a thirty (30) day cure period following notice thereof from the Executive to the Company provided within ninety (90) days of the Executive becoming aware of the existence of the circumstance or condition.

“Non-Renewal” shall mean termination of the Agreement because it was not renewed by the Parties prior to the conclusion of the Initial Term or the then applicable Renewal Term.

“Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated, and shall be communicated in writing, to the other party hereto in accordance with the provisions of Section 10(f) hereof.

(b) By the Company for Cause, Resignation by the Executive Other than for Good Reason, Upon Non-Renewal.

(i) This Agreement and the Executive’s employment hereunder may be terminated by the Company for Cause, immediately upon the delivery of a Notice of Termination by the Company to the Executive (except where the Executive is entitled to a cure period, in which case such Date of Termination shall be upon the expiration of such cure period if such matter constituting Cause is not cured) and shall terminate automatically upon the Executive’s resignation (other than for Good Reason or due to the Executive’s death or Disability).

(ii) If the Executive’s employment is terminated by the Company for Cause, if the Executive resigns other than for Good Reason, or if the Agreement is terminated due to Non-Renewal, the Executive shall be entitled to receive (collectively the “Accrued Compensation”):

(A) any earned but unpaid Base Salary, accrued but unused vacation, any fully vested equity earned through the Date of Termination; and

(B) reimbursement for any unreimbursed business expenses incurred by the Executive in accordance with the Company’s policy prior to the Date of Termination (with such reimbursements to be paid promptly after the Executive provides the Company with the necessary documentation of such expenses to the extent required by such policy but in no event later than the end of the second calendar month following the Date of Termination).

Following the Executive’s termination of employment by the Company for Cause, resignation other than for Good Reason, or termination due to Non-Renewal, except as set forth above or as required by applicable law or the terms of any applicable Company benefit plan, the Executive shall have no further rights to any compensation or any other benefits or perquisites under this Agreement.

(c) By the Company Other Than for Cause or by the Executive for Good Reason.

(i) The Term and the Executive’s employment hereunder may be terminated by the Company other than for Cause, immediately upon the delivery of a Notice of Termination by the Company to the Executive, and shall terminate automatically and immediately upon the Executive’s resignation for Good Reason at the end of any applicable cure period if the circumstances giving rise to Good Reason are not cured or, if the Executive resigns without Good Reason, on the thirtieth (30th) day following receipt by the Company of the Executive’s written notice of resignation.

(ii) If the Executive’s employment is terminated by the Company during the Term other than for Cause, or if the Executive resigns during the Term for Good Reason, the Company shall, in addition to the Accrued Compensation, pay the Executive an additional amount equal to twelve (12) months of Base Salary (the “Severance Payment”). For the avoidance of doubt, the Executive shall not be entitled to the Severance Payment in the event of a Change of Control Termination (defined below).

Following the Executive’s termination of employment by the Company other than for Cause or the Executive’s resignation for Good Reason, except as set forth above or as required by applicable law, the Executive shall have no further rights to any compensation or any other benefits under this Agreement. Notwithstanding the foregoing, in order to be eligible for any portion of the severance benefits provided under this Section 5(c), the Executive must execute, deliver to the Company, and not revoke a separation agreement including a full general release of claims in a form and substance reasonably satisfactory to the Company and the Executive. If any of the payments to be made under this Section 5(c) are otherwise subject to Section 409A, they shall be made, or commence to be made, on the first pay period following the date that is thirty (30) days after the Executive’s employment terminates. If none of the payments are otherwise subject to Section 409A, they shall be made on the first regularly scheduled payroll date that is at least five (5) business days after the release becomes effective.

(d) Termination Upon Change of Control.

(i) The Term and the Executive’s employment hereunder shall be terminated upon a Change of Control if, within twelve (12) months of the occurrence of a Change of Control, (A) the Executive terminates the Executive’s employment for any reason; or (B) the Company or its successor terminates the Executive’s employment other than for Cause (each a “Change of Control Termination”).

(ii) In the event of a Change of Control Termination, the Company shall, in addition to the Accrued Compensation, pay the Executive an additional amount equal to twelve (12) months of Base Salary (the “Change of Control Severance Payment”). For the avoidance of doubt, the Executive shall not be entitled to the Severance Payment in addition to the Change of Control Severance Payment in the event of a Change of Control Termination.

Upon a Change of Control Termination, except as set forth above or as required by applicable law, the Executive shall have no further rights to any compensation or any other benefits under this Agreement. Notwithstanding the foregoing, in order to be eligible for the Change of Control Severance Payment, the Executive must execute, deliver to the Company, and not revoke a separation agreement including a full general release of claims in a form and substance reasonably satisfactory to the Company and the Executive. If any payments of the Change of Control Severance Payment are otherwise subject to Section 409A, they shall be made, or commence to be made, on the first pay period following the date that is thirty (30) days after the Executive’s employment terminates.

(e) Death or Disability. The Executive’s employment hereunder shall terminate upon the Executive’s death and may be terminated by the Company, within ten (10) days after the delivery of a Notice of Termination by the Company to the Executive (or the Executive’s legal representative) in the event of the Executive’s Disability. Upon termination of the Executive’s employment hereunder for either Disability or death, the Executive (or the Executive’s estate) shall be entitled to receive the same payments and other items as set forth in clause (ii) of Section 5(b) hereof. Following the Executive’s termination of employment due to death or Disability, except as set forth herein or as required by applicable law, the Executive (and the Executive’s estate) shall have no further rights to any compensation or any other benefits under this Agreement.

6. Restrictive Covenants.

(a) Definitions.

(i) “Commercial Partner” means each third party person or entity with whom the Executive interacts on behalf of the Company during the Term, whether pursuant to this Agreement or otherwise, including, without limitation, the Company’s clients, vendors, distributors, channel partners, capital partners and/or investors; provided that, on the date of the termination of the Executive’s employment with the Company, Commercial Partner shall mean those third party persons and entities with whom the Executive interacted on behalf of the Company during the Lookback Period.

(ii) “Company Business” means the provision of products and services related to (i) the provision of real-time asset management and tracking; (ii) IT products and consulting; (iii) enterprise mobility services; (iv) managed network services; (v) IT lifecycle management; and (vi) IT management; provided that, provided that, on the date of the termination of the Executive’s employment with the Company, the Company Business shall include any products and services provided by the Company during the Lookback Period.

(iii) “Competitive Activity” means any business activity which competes, directly or indirectly, with the Company Business, or any business activity substantially similar to the Company Business, as constituted from time to time.

(iv) “Confidential Information” means confidential information (including compilations of information and/or data) that is generated by, or utilized in the operations of, the Company, and has economic value to the Company, either actual or potential, from not being generally known, readily available, and/or ascertainable to others outside of the Company. Provided that the foregoing criteria are met, Confidential Information includes, but is not limited to: the Company’s pricing information and cost data; research and development plans or projects, data and reports; proprietary computer materials such as programs, instructions, source and object code; trade secrets (as defined under applicable state law); formulas; inventions, developments, and discoveries; product testing information; data compilations, development databases; business improvements; business plans (whether pursued or not); budgets; unpublished financial statements; licenses; information regarding the skills and compensation of employees of the Company and Former Employees; the protected health information of individuals, including employees of the Company and Former Employees; lists of Commercial Partners, Former Commercial Partners, and/or Prospects; the identities of Commercial Partners, Former Commercial Partners, and Prospects; the identities of contact persons at Commercial Partners, Former Commercial Partners, and Prospects; the particular preferences, likes, dislikes and needs of Commercial Partners, Former Commercial Partners, and Prospects and their respective contact persons; sales terms or service plans; strategies, forecasts, know-how, and other marketing techniques; the identities of the Company’s suppliers and contractors, and all information about those supplier and contractor relationships such as contact person(s), pricing and other terms; and information received from third parties (including Commercial Partners and Prospects) that is subject to a duty on the Executive’s part to maintain its confidentiality. Confidential Information does not include information that is generally known to the public, provided it is generally known to the public other than as a result of disclosure of such information by the Executive in violation of this Agreement; information that was in the possession of the Executive prior to the time of disclosure by the Company; and information that the Executive properly receives from a third party.

(v) “Former Employee” means any person who has been employed or engaged as an independent contractor by the Company during the Lookback Period.

(vi) “Former Commercial Partner” means each third-party person or entity who is not currently a Commercial Partner but was a Commercial Partner during the Lookback Period.

(vii) “Lookback Period” means the one (1) year period immediately preceding the date on which the definition in question is being determined.

(viii) “Prospect” means each person or entity who is not a Commercial Partner, and to whom, at any time during the Lookback Period, the Company, whether through its employees, contractors or vendors, delivered a presentation or proposal or had other material contact for the purpose of soliciting business in relation to which the Executive was involved and/or received Confidential Information.

(ix) “Territory” means the United States.

(b) Non-Solicitation and Non-Piracy. Provided that the Company is, and remains, in compliance with its obligations under this Agreement, by whatever means and for whatever reason, the Executive shall not, directly, or indirectly, individually, or jointly with others, for the benefit of the Executive or any third party:

(i) For the term of the Executive’s employment, whether under this Agreement or otherwise, have any equity or other ownership interest in, or become a director or manager of, or be otherwise associated with, or engaged or employed by, any Commercial Partner, Prospect or Former Commercial Partner or their subsidiary or parent entities or affiliates in any job or career that relates to or concerns any activity substantially similar, in whole or in part, to the Company Business;

(ii) During the Term and for a period of one (1) year after the Date of Termination for any reason (the “Restricted Period”), solicit, render services to, or accept business from any Commercial Partner, Prospect or Former Commercial Partner or any of their subsidiary or parent entities or affiliates for any business activity that relates to the Company Business; and

(iii) During the Restricted Period, solicit, hire, compensate or engage as an employee, agent, contractor, shareholder, member, joint ventures or consultant, whether or not for consideration, any of the Company’s employees or Former Employees or otherwise induce any of the Company’s employees, subcontractors or vendors to change their relationship with the Company.

(c) Limitation on Competition. Provided that the Company is, and remains, in compliance with its obligations under this Agreement, by whatever means and for whatever reason, the Executive shall not, during the Restricted Period, directly, or indirectly, individually, or jointly with others (including, without limitation, as sole proprietor, partner, venturer, member, equity interest holder, manager, stockholder, advisor, officer, employee, consultant or representative, or in any other form, method or capacity or through any persons, entity or employee acting as nominee or agent), for the benefit of the Executive or any third party, (i) engage in or assist others in engaging in any Competitive Activity within the Territory; or (ii) have an interest in any business or entity that engages directly or indirectly in a Competitive Activity in the Territory in any capacity. Notwithstanding the foregoing, nothing contained in this Section shall prohibit the Executive from (x) owning less than two percent (2%) of any class of stock listed on a national securities exchange or traded in the over-the-counter market or (y) providing services to the Company.

(d) Confidentiality. The Executive shall not, during the Term or thereafter: (i) disclose any Confidential Information; (ii) directly or indirectly give or permit any person or entity to have access to any Confidential Information; or (iii) make any use, commercial or otherwise, of any Confidential Information, except, solely as reasonably required to perform the Executive’s employment duties with the Company and solely for the benefit of the Company. Notwithstanding the forgoing, the Executive shall not be held criminally or civilly liable under any U.S. Federal or State trade secret law for the disclosure of a trade secret that is made (x)(i) in confidence to a U.S. Federal, State or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit against the Company for retaliation by the Company for reporting by the Executive of a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1833(b). Further, nothing in this Agreement shall prevent or in any way limit the Executive from reporting possible violations of federal or state law to a governmental agency (including, but not limited to the Securities and Exchange Commission, the Department of Labor, the Equal Employment Opportunity Commission, National Labor Relations Board, or any other appropriate governmental authority), communicating with such agency or participating in any proceeding before a governmental agency as provided for, protected under or warranted by applicable law, or from providing truthful testimony pursuant to a legally-issued subpoena. Where allowed by applicable law, the Executive shall provide the Company with written notice of any request to so cooperate or provide testimony within one (1) day of being requested to do so, along with a copy of any such request.

(e) Restrictive Covenants Scope. The parties acknowledge that the provisions of this section are necessary and reasonable to protect the legitimate business interest of the Company and any violation of the provisions of this section will result in irreparable injury to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the Company for such violation. Accordingly, the Executive agrees that if the provisions of this section are violated, in addition to any other remedy which may be available in equity or at law, the Company shall be entitled to specific performance and injunctive relief, without the necessity of proving actual damages or posting bond or other security.

(f) Tolling of Restriction Period. In the event of the Executive’s breach of one or more of the provisions of this section, the running of the Restriction Period shall be tolled during the continuation of such breach(es) and recommence only upon the Executive’s full and complete compliance with the provisions of this Section 6.

(g) Judicial Modification. It is the intent of the parties that this Agreement be fully enforced to the greatest extent allowable under applicable law. Therefore, whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. In the event any section, provision or clause of this Agreement (each a “Provision”) is determined not to comply with applicable law, a court is hereby empowered to reform, reclassify, blue-pencil, or substitute any provision in this Agreement to cause such Provisions to comply with applicable law. Furthermore, if, at the time of enforcement of any Provision of Agreement is determined by a court to be unreasonable or unenforceable under circumstances then existing, the Company and the Executive agree that the court is authorized to modify the agreement. The parties further agree that the court shall be permitted to substitute the maximum period, scope, or geographical area reasonable or permissible under such circumstances for the stated period, scope, or area. The parties agree that if any Provision cannot be so modified, such Provision shall be severable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

7. Works for Hire and Intellectual Property. The Executive acknowledges and agrees that: (a) all Work Product (as defined below) shall be deemed a work for hire; and (b) he hereby assigns all of his intellectual property and other rights in all Work Product to the Company. All right, title, and interest in and to, and the right to pursue protection for, Work Product shall vest solely with the Company. Upon request by the Company, the Executive shall use reasonable efforts, at no additional expense, to assist the Company in securing any intellectual property protection for Work Product and shall execute all documents reasonably necessary to effect an assignment as contemplated herein. No license is granted to the Executive in, to or under any Work Product or other intellectual property (including, but not limited to, patents, trade secrets, copyrighted materials and trademarks) owned, licensed or otherwise assertable by the Executive by express or implied grant, estoppel or otherwise, except for a limited right to use any such intellectual property solely in the performance of the Executive’s employment duties and solely for the benefit of the Company. All benefits from the use of any such intellectual property, including Work Product, shall inure solely to the Company. “Work Product” means all tangible or intangible works: (X) (1) created, produced or modified during and in connection with the Executive’s employment by the Company; or (2) which are related to, or that can be utilized in, the Company Business; and (Y) that could qualify as the subject matter of a copyright, patent, trade secret or any other form of intellectual property; and shall include, without limitation, all work produced by or for the benefit of the Company, any Company Affiliate, Commercial Partners, Former Commercial Partners and Prospects.

8. Company Property. The Executive agrees that, upon termination or request, the Executive will return all property in the Executive’s possession, custody or control belonging to the Company and/or any Commercial Partner, including, but not limited to, the originals and copies of (i) all Confidential Information, documents, financial records, business records, customer, client and prospect lists and referrals, vendor and supplier lists and referrals, files, manuals, notes, memoranda, emails, letters, business cards, forms, databases, CDs, flash drives, programs, computer records and data storage, notebooks and other repositories of information created, used or acquired by the Executive during the course of the Executive’s employment, including all copies thereof kept at home or any other location, whether prepared by the Executive or others; (ii) all property, including any business materials, mobile phones, computer and/or other equipment of any kind, belonging to the Company; and (iii) any and all other Company-provided equipment including office keys and access cards, and any other business-related materials or property; it being hereby acknowledged that all of said items are the sole and exclusive property of the Company. The Executive shall not delete, remove, wipe or otherwise alter any data stored on Company-provided electronic devices prior to returning them to the Company. All electronic copies of any materials otherwise required to be returned pursuant to this provision stored on a device, server or other location not belonging to the Company or otherwise capable of being delivered to the Company shall be identified by the Executive, who shall deliver copies of such materials to the Company and thereafter permanently destroy any and all such electronic copies under the Executive’s possession or control, and all physical property shall be returned to the Company at its expense via FedEx, UPS, or personal delivery within seven (7) business days after the termination or request.

9. Miscellaneous.

(a) Governing Law; Jurisdiction.This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida, without reference to principles of conflicts of laws. Any legal proceedings commenced hereunder shall be brought exclusively in the federal courts or in the state courts in the State of Florida. Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts.

(b) Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, conditions, or understandings, either oral or written, between them relating to the subject matter of this Agreement other than those set forth herein. The publication, amendment, supplementation, or replacement of an employee handbook by the Company shall not be deemed to alter, amend, or modify the terms and conditions of this Agreement. No alteration, amendment, change or addition to this Agreement shall be binding upon any party unless in writing and signed by the party to be charged. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or be construed as a further, continuing, or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder will preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

(d) Severability. If any term or provisions of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances, other than those as to which it is held invalid, shall both be unaffected thereby and each term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(e) Assignment. This Agreement, and all of the Executive’s rights and duties hereunder, shall not be assignable or delegable by the Executive; provided, however, that if the Executive shall die, all amounts then payable to the Executive hereunder shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such devisee, legatee or designee, to his estate. The Company and its successors and assigns may, at any time and from time to time, assign its rights and obligations under this Agreement, including, without limitation, the rights arising pursuant to sections 6, 7 and 8, without the Executive’s consent to a buyer of all or substantially all of the assets, or a majority of the voting stock, of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such assignee or successor person or entity.

(f) Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or by nationally recognized courier service addressed to the respective addresses set forth below in this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

1615 S. Congress Ave

Suite 103

Delray Beach, FL 33445

If to the Executive:

Steven Smith

at the most recent address of the Executive set forth in the personnel records of the Company.

(g) Prior Agreements. This Agreement supersedes all prior agreements and understandings (including oral agreements) between the Executive and the Company regarding the terms and conditions of the Executive’s employment with the Company.

(h) Cooperation. The Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Executive’s employment hereunder, but only to the extent the Company requests such cooperation with reasonable advance notice to the Executive and in respect of such periods of time as shall not unreasonably interfere with the Executive’s ability to perform his duties with any subsequent employer; provided, however, the Company shall pay any reasonable travel, lodging and related expenses that the Executive may incur in connection with providing all such cooperation, to the extent allowed under applicable law and approved by the Company prior to incurring such expenses.

(i) Execution and Counterparts. This Agreement may be executed in one or more counterparts, including by portable document format (.pdf), or by any electronic signature complying with the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. § 7001 et seq., as amended (the “ESIGN Act”) for the convenience of the Parties hereto, each of which will be deemed an original and all of which, when taken together, will constitute one and the same agreement. No party hereto will raise the use of any electronic signature that complies with the ESIGN Act, or the use of an electronic mail, or similar transmission method as a means to deliver a signature to this Agreement or any amendments thereto as a defense to the formation or enforceability of a contract.

(j) Survival. Sections 6, 7, 8 and 9 shall survive the termination, cancellation, or expiration of this Agreement by whatever means for whatever reason.

(k) Section 409A.

(i) The parties intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A or be provided in a manner that complies with Section 409A and any ambiguity herein shall be interpreted so as to be consistent with the intent of this paragraph. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A. Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment hereunder shall be paid or provided only upon those terminations of employment that constitute a “separation from service” from the Company within the meaning of Section 409A (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if the Executive is a “specified employee” as such term is defined under Section 409A at the time of a termination of employment and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated recognition of income or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to the Executive) until the date that is at least six (6) months following the Executive’s termination of employment with the Company (or the earliest date permitted under Section 409A, e.g., immediately upon the Executive’s death), whereupon the Company will promptly pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement.

(ii) Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided hereunder during any calendar year shall not affect in- kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be promptly made to the Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.

Additionally, in the event that following the date hereof the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective as of the day and year first above written.

EXECUTIVE:

/s/ Steven Smith
Steven Smith
Date:	December 21, 2023

COMPANY:

DecisionPoint Systems, Inc.

By:	/s/ Stanley P. Jaworski, Jr.
Name:	Stanley P. Jaworski, Jr.
Title:	Chairman of the Board
Date:	December 22, 2023

Exhibit A
2024 Annual Bonus

For the first year of the Term, Executive will be eligible to earn an Annual Bonus in the minimum amount of eighty percent (80%) of the Base Salary, or $381,924.00, based on achieving (a) gross revenue attainment, (b) adjusted EBITDA attainment and (c) a metric tied to growth in Company's services revenue attainment, as determined by the Compensation Committee, as follows:

Revenue Attainment	Bonus Multiplier	Annual Bonus
0-75% Gross Revenue Attainment		$0
75%-100% Gross Revenue Attainment	(Percentage of gross revenue attainment - 75%) * the Annual Bonus amount, * 4	$0 - $152,770
100%+ Gross Revenue Attainment	(Percentage of gross revenue attainment - 100%) * the Annual Bonus amount, * 3	$152,770 - $305,540

EBITDA Attainment	Bonus Multiplier	Annual Bonus
0-75% EBITDA Attainment		$0
75%-100% EBITDA Attainment	(Percentage of gross revenue attainment - 75%) * the Annual Bonus amount, * 4	$0 - $114,577
100%+ EBITDA Attainment	(Percentage of gross revenue attainment - 100%) * the Annual Bonus amount, * 3	$114,577 - $229,154

Services Revenue Attainment	Bonus Multiplier	Annual Bonus
0-75% Services Revenue Attainment		$0

91927428.5

75%-100% Services Revenue Attainment	(Percentage of gross revenue attainment - 75%) * the Annual Bonus amount, * 4	$0 - $114,577
100%+ Services Revenue Attainment	(Percentage of gross revenue attainment - 100%) * the Annual Bonus amount, * 3	$114,577 - $229,154

The methodology for calculating the annual bonus earned for attaining the established gross revenue target; the established EBITDA target; and the established services revenue target, will conform to that utilized by the parties in the prior year of the Executive's employment with Company.

2

91927428.5